Exhibit 23.3

As independent oil and gas consultants, the undersigned hereby consents to the use of information contained in our report in this Form S-1 of Ring Energy, Inc. (including the related prospectus) to be filed with the Securities and Exchange Commission on or about July 10, 2014 and any amendments thereto (the “Registration Statement”) and to all references to our firm in the Registration Statement. We hereby also consent to the reference of such report and the information contained therein and to our firm in the Registration Statement of Ring Energy, Inc. on Form S-1 (File No. 333-101483, effective February 6, 2014), as it may be amended.

/s/ Cawley, Gillespie & Associates, Inc.
CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas

July 10, 2014